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                                  EXHIBIT 99.1

MONDAY MAY 24, 5:37 PM EASTERN TIME

COMPANY PRESS RELEASE

CASA OLE RESTAURANTS INC. CHANGES ITS NAME TO MEXICAN RESTAURANTS INC.

HOUSTON--(BUSINESS WIRE)--May 24, 1999--Casa Ole Restaurants Inc. (Nasdaq:CASA - news) today announced that it changed its name to Mexican Restaurants Inc. The Company's NASDAQ trading symbol will remain "CASA."

On May 18, 1999, the Company's Board of Directors recommended and its shareholders approved a change in the Company's name to Mexican Restaurants Inc. The Company's operating tag line will be "Home of your favorite Mexican restaurant." The Company operates and franchises Casa Ole, Monterey's Tex-Mex Cafe and Monterey's Little Mexico, Tortuga Cantina and La Senorita. Lou Neeb, the Company's CEO and Chairman of the Board stated, "This change will more fully reflect the Company's ongoing strategy of growing by careful new restaurant development in existing markets, coupled with opportunistic acquisitions of proven Mexican restaurant companies. The previous acquisition of Monterey's Acquisition Corp. and La Senorita Restaurants reflects this aspect of the Company's strategic development strategy."
Mexican Restaurants Inc. operates and franchises 90 Mexican restaurants. The current system includes 54 Company-operated restaurants and 36 franchisee-operated restaurants.

Special Note Regarding Forward-Looking Statements

Certain statements in this release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other facts which may cause the actual results, performance or achievements of Casa Ole Restaurants, Inc., its area developers, market partners, franchisees and Casa Ole restaurants to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions; competition; success of operating initiatives; development and operating costs; area developers' adherence to development schedules; advertising and promotional efforts; brand awareness; adverse publicity; acceptance of new product offerings; consumer trial and frequency; availability, locations and terms of sites for store development; changes in business strategy or development plans; quality of management; availability, terms and development of capital; business abilities and judgment of personnel; availability of qualified personnel; food, labor and employee benefit costs; changes in, or the failure to comply with government regulations; regional weather conditions; construction schedules; and other factors referenced in the Company's 1998 Annual Report and Form 10-K. The use in this release of such words as "believes", "anticipates", "expects", "intends" and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. The success of the Company is dependent on the efforts of the Company, its employees and its area developers, market partners, and franchisees and the manner in which they operate and develop stores.
               Contact:
     Mexican Restaurants Inc., Houston
     Andrew J. Dennard, 713/943-7574